UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.     )*

Under the Securities Exchange Act of 1934

Pioneer Natural Resources Company

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

723787107

(CUSIP Number)

May 4, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐                                    Rule 13d-1(b)

☒                                  Rule 13d-1(c)

☐                                    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 723787107

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Double Eagle Energy Holdings III LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of common stock
	6	SHARED VOTING POWER 13,214,493 shares of common stock
	7	SOLE DISPOSITIVE POWER 0 shares of common stock
	8	SHARED DISPOSITIVE POWER 13,214,493 shares of common stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,214,493 shares of common stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 723787107

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ANRP II Double Eagle Energy Holdings III L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of common stock
	6	SHARED VOTING POWER 13,214,493 shares of common stock
	7	SOLE DISPOSITIVE POWER 0 shares of common stock
	8	SHARED DISPOSITIVE POWER 13,214,493 shares of common stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,214,493 shares of common stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 723787107

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AP VIII Double Eagle Energy Holdings III, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of common stock
	6	SHARED VOTING POWER 13,214,493 shares of common stock
	7	SOLE DISPOSITIVE POWER 0 shares of common stock
	8	SHARED DISPOSITIVE POWER 13,214,493 shares of common stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,214,493 shares of common stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 723787107

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Commodities Management, L.P., with respect to Series IV thereof
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of common stock
	6	SHARED VOTING POWER 13,214,493 shares of common stock
	7	SOLE DISPOSITIVE POWER 0 shares of common stock
	8	SHARED DISPOSITIVE POWER 13,214,493 shares of common stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,214,493 shares of common stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 723787107

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Commodities Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of common stock
	6	SHARED VOTING POWER 13,214,493 shares of common stock
	7	SOLE DISPOSITIVE POWER 0 shares of common stock
	8	SHARED DISPOSITIVE POWER 13,214,493 shares of common stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,214,493 shares of common stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 723787107

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management Fund VIII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of common stock
	6	SHARED VOTING POWER 13,214,493 shares of common stock
	7	SOLE DISPOSITIVE POWER 0 shares of common stock
	8	SHARED DISPOSITIVE POWER 13,214,493 shares of common stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,214,493 shares of common stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 723787107

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AIF VIII Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of common stock
	6	SHARED VOTING POWER 13,214,493 shares of common stock
	7	SOLE DISPOSITIVE POWER 0 shares of common stock
	8	SHARED DISPOSITIVE POWER 13,214,493 shares of common stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,214,493 shares of common stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 723787107

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of common stock
	6	SHARED VOTING POWER 13,214,493 shares of common stock
	7	SOLE DISPOSITIVE POWER 0 shares of common stock
	8	SHARED DISPOSITIVE POWER 13,214,493 shares of common stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,214,493 shares of common stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 723787107

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of common stock
	6	SHARED VOTING POWER 13,214,493 shares of common stock
	7	SOLE DISPOSITIVE POWER 0 shares of common stock
	8	SHARED DISPOSITIVE POWER 13,214,493 shares of common stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,214,493 shares of common stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 723787107

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of common stock
	6	SHARED VOTING POWER 13,214,493 shares of common stock
	7	SOLE DISPOSITIVE POWER 0 shares of common stock
	8	SHARED DISPOSITIVE POWER 13,214,493 shares of common stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,214,493 shares of common stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 723787107

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of common stock
	6	SHARED VOTING POWER 13,214,493 shares of common stock
	7	SOLE DISPOSITIVE POWER 0 shares of common stock
	8	SHARED DISPOSITIVE POWER 13,214,493 shares of common stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,214,493 shares of common stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12		TYPE OF REPORTING PERSON (See Instructions) CO

Item 1.                                                         (a)                                 Name of Issuer

Pioneer Natural Resources Company (the “Issuer”)

(b)                                 Address of Issuer’s Principal Executive Offices

100 E. Pratt Street

Baltimore, MD 21202

Item 2.                                                         (a)                                 Name of Person Filing

This statement is filed by (i) Double Eagle Energy Holdings III LLC (“Double Eagle Holdings”); (ii) AP VIII Double Eagle Energy Holdings III, L.P. (“AP VIII”); (iii) ANRP II Double Eagle Energy Holdings III, L.P. (“ANRP”); (iv) Apollo Commodities Management, L.P., with respect to Series IV thereof (“Commodities Management”); (v) Apollo Commodities Management GP, LLC (“Commodities GP”); (vi) Apollo Management VIII, L.P. (“Management VIII”), (vii) AIF VIII Management, LLC (“AIF VIII LLC”), (viii) Apollo Management, L.P. (“Apollo Management”), (ix) Apollo Management GP, LLC (“Apollo Management GP”), (x) Apollo Management Holdings, L.P. (“Management Holdings”), and (xi) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

Double Eagle Holdings is the holder of record of 11,339,493 securities of the Issuer and has investment and voting discretion over 1,875,000 held in escrow as an indemnity holdback. AP VIII and ANRP are members of Double Eagle Holdings with the right to appoint directors to its board of directors representing a majority of the votes of the directors. Commodities Management is the investment manager of ANRP. Commodities GP is the general partner of Commodities Management. Management VIII serves as the investment manager of AP VIII. AIF VIII LLC serves as the general partner of Management VIII. Apollo Management serves as the sole member and manager of AIF VIII LLC, and Apollo Management GP serves as the general partner of Apollo Management. Management Holdings serves as the sole member and manager of Apollo Management GP and Commodities GP. Management Holdings GP serves as the general partner of Management Holdings.

(b)                                 Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of the Reporting Persons is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(c)                                  Citizenship

Double Eagle Holdings, Commodities GP, AIF VIII LLC, Apollo Management GP and Management Holdings GP are each Delaware limited liability companies. AP VIII, ANRP, Commodities Management, Management VIII, Apollo Management and Management Holdings are each Delaware limited partnerships.

(d)                                 Title of Class of Securities

Common stock, $0.01 par value per share (the “Common Stock”).

(e)                                  CUSIP Number

723787107

Item 3.                                                         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.                                                         Ownership.

Beneficial ownership information is reported as of the date of filing of this Schedule 13G. Beneficial ownership reported herein includes 1,875,000 shares of Common Stock currently held in an escrow account.

(a)                                 Amount beneficially owned:

Double Eagle Holdings	13,214,493
AP VIII	13,214,493
ANRP	13,214,493
Commodities Management	13,214,493
Commodities GP	13,214,493
Management VIII	13,214,493
AIF VIII LLC	13,214,493
Apollo Management	13,214,493
Apollo Management GP	13,214,493
Management Holdings	13,214,493
Management Holdings GP	13,214,493

AP VIII, ANRP, Commodities Management, Commodities GP, Management VIII, AIF VIII LLC, Apollo Management, Apollo Management GP, Management Holdings, and Management Holdings GP, and Messrs. Joshua Harris, Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this filing, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)                                 Percent of class:

Double Eagle Holdings	5.4%
AP VIII	5.4%
ANRP	5.4%

Commodities Management	5.4%
Commodities GP	5.4%
Management VIII	5.4%
AIF VIII LLC	5.4%
Apollo Management	5.4%
Apollo Management GP	5.4%
Management Holdings	5.4%
Management Holdings GP	5.4%

The percentages are based on 243,952,401 shares of Common Stock outstanding as of May 6, 2021, as disclosed in the Issuer’s 424B5 prospectus supplement filed on May 11, 2021.

(c)                                  Number of shares as to which the person has:

(i)                                     Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)                                  Shared power to vote or to direct the vote:

Double Eagle Holdings	13,214,493
AP VIII	13,214,493
ANRP	13,214,493
Commodities Management	13,214,493
Commodities GP	13,214,493
Management VIII	13,214,493
AIF VIII LLC	13,214,493
Apollo Management	13,214,493
Apollo Management GP	13,214,493
Management Holdings	13,214,493
Management Holdings GP	13,214,493

(iii)                               Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)                              Shared power to dispose or to direct the disposition of:

Double Eagle Holdings	13,214,493
AP VIII	13,214,493
ANRP	13,214,493
Commodities Management	13,214,493
Commodities GP	13,214,493
Management VIII	13,214,493
AIF VIII LLC	13,214,493
Apollo Management	13,214,493
Apollo Management GP	13,214,493

Management Holdings	13,214,493
Management Holdings GP	13,214,493

Item 5.                                                         Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.                                                         Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.                                                         Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.                                                         Identification and Classification of Members of the Group.

Not applicable.

Item 9.                                                         Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 12, 2021

DOUBLE EAGLE ENERGY HOLDINGS III LLC

By:	ANRP II Double Eagle Energy Holdings III, L.P.
a member

	By:	Apollo ANRP Advisors II (APO DC), L.P.,
its general partner

		By:	Apollo ANRP Advisors II (APO DC-GP), LLC,
its general partner

			By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

AP VIII DOUBLE EAGLE ENERGY HOLDINGS III, L.P.

	By:	Apollo Advisors VIII (APO DC), L.P.,
its general partner

		By:	Apollo Advisors VIII (APO DC-GP), LLC,
its general partner

			By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

ANRP II DOUBLE EAGLE ENERGY HOLDINGS III, L.P.

By:	Apollo ANRP Advisors II (APO DC), L.P.,
its general partner

	By:	Apollo ANRP Advisors II (APO DC-GP), LLC,
its general partner

		By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO COMMODITIES MANAGEMENT, L.P., with respect to Series IV thereof

By:	Apollo Commodities Management GP, LLC,
its general partner

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO COMMODITIES MANAGEMENT GP, LLC

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC
its general partner

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

AIF VIII MANAGEMENT LLC

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

EXHIBIT 1

JOINT FILING AGREEMENT

Pioneer Natural Resources Company

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13G and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 12, 2021.

DOUBLE EAGLE ENERGY HOLDINGS III LLC

By:	ANRP II Double Eagle Energy Holdings III, L.P.
a member

	By:	Apollo ANRP Advisors II (APO DC), L.P.,
its general partner

		By:	Apollo ANRP Advisors II (APO DC-GP), LLC,
its general partner

			By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

AP VIII DOUBLE EAGLE ENERGY HOLDINGS III, L.P.

	By:	Apollo Advisors VIII (APO DC), L.P.,
its general partner

		By:	Apollo Advisors VIII (APO DC-GP), LLC,
its general partner

			By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

ANRP II DOUBLE EAGLE ENERGY HOLDINGS III, L.P.

By:	Apollo ANRP Advisors II (APO DC), L.P.,
its general partner

	By:	Apollo ANRP Advisors II (APO DC-GP), LLC,
its general partner

		By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO COMMODITIES MANAGEMENT, L.P., with respect to Series IV thereof

By:	Apollo Commodities Management GP, LLC,
its general partner

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO COMMODITIES MANAGEMENT GP, LLC

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC
its general partner

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

AIF VIII MANAGEMENT LLC

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President